UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 30, 2015

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 683-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On June 29, 2015, the Board of Directors (the “Board”) of AXT, Inc. (the “Company”) appointed Hong Q. Hou, 51, to serve as Chief Operating Officer of the Company, effective June 29, 2015.

Prior to joining the Company, Mr. Hou served as a venture partner at ARCH Venture Partners from January 2015 to June 2015. Mr. Hou has extensive technical and executive-level experience in the compound semiconductor industry. He served as director, president and CEO of EMCORE Corporation from March 2008 to January 2015.  Mr. Hou co-founded EMCORE’s photovoltaics division in 1998, and led the commercialization of high-efficiency multi-junction solar cell technology for space power applications. From 2000 to 2006, he served as vice president and general manager of the fiber optics device and broadband business units respectively, growing annual revenues significantly in both divisions and delivering positive financial performance. Mr. Hou was promoted to director and chief operating officer in December 2006, and subsequently president and CEO in March 2008 at EMCORE, where he skillfully managed the company through several major business challenges and adverse market conditions, and formulated and executed the company’s strategic plans successfully. Mr. Hou holds a Ph.D. in Electrical Engineering from the University of California at San Diego and has also completed executive management courses at Stanford Business School.  He conducted research at AT&T Bell Laboratories and Sandia National Laboratories early in his career, and has published more than 200 journal articles and holds eight U.S. patents.

There are no arrangements or understandings between Mr. Hou and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company entered into an employment offer letter, dated as of June 9, 2015 (the “Agreement”), with Mr. Hou. The Agreement has no specified term, and Mr. Hou’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Hou will receive an annual salary of $374,000, which includes an expatriate salary bonus in an amount equal to ten percent of his annual base salary of $340,000.  Mr. Hou’s base salary will be subject to annual review by the Company.  Mr. Hou will be eligible to participate in bonus plans as approved for his position by the Board or the Compensation Committee (the “Committee”) of the Board.

Equity Award. The Committee has granted to Mr. Hou a restricted stock award (the “Restricted Stock Award”) covering 300,000 shares (the “Shares”) of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the standard form of restricted stock award agreement.  The Shares subject to the Restricted Stock Award will vest as follows: (a) 75,000 Shares subject to the Restricted Stock Award will be vested as of the grant date, and (b) with respect to the remaining 225,000 Shares subject to the Restricted Stock Award (the “Remaining Shares”), the vesting schedule shall be as follows: one eighth (1/8th) of the Remaining Shares shall be scheduled to vest on each June 30 and December 31 beginning with December 31, 2015, such that the Restricted Stock Award will be scheduled to be fully vested on June 30, 2019, conditioned upon Mr. Hou’s continued status as a Service Provider (as such term is defined in the 2015 Plan) on each relevant vesting date.

Change in Control Severance. If a Change in Control (as such term is defined in the Agreement) of the Company takes place, and within 12 months thereafter, Mr. Hou incurs an Involuntary Termination (as such term is defined in the Agreement), then the Company will provide Mr. Hou with the following: a lump sum cash severance payment in a gross amount equal to 12 months of Mr. Hou’s then-current annual base salary, reimbursement of the total premium cost for continued group health plan coverage under COBRA for a period of 12 months following the Involuntary Termination and one hundred percent vesting acceleration of Mr. Hou’s then-outstanding and unvested equity awards granted by the Company as of immediately prior to the Involuntary Termination.  As a condition to receiving these severance benefits, Mr. Hou is required to sign a waiver and release of all claims arising from his employment with the Company and its subsidiaries and affiliates.

Other Benefits. The Company will reimburse Mr. Hou for his actual moving expenses and provide a spousal and family travel allowance in an amount of up to $15,000 per calendar year.  The Company will pay the tuition for Mr. Hou’s children to attend an international school in China in an amount of up to $38,500 per calendar year.  The Company will pay the actual housing rental expenses for Mr. Hou’s home in China in an amount of up to US$50,000 per calendar year.  Mr. Hou’s accrual of vacation and sick leave will be pursuant to the Company’s policies on the same terms as other, similarly situated executives of the Company.  Mr. Hou will be eligible for health insurance, retirement, and other benefits on the same basis as other similarly situated employees of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.  The Company and Mr. Hou intend to enter into the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 31, 2014 and is incorporated by reference herein.

A copy of the Company’s press release, announcing Mr. Hou’s appointment as Chief Operating Officer, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Offer Letter, dated as of June 9, 2015, between AXT, Inc. and Hong Q. Hou.
99.1	Press Release, dated June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Gary L. Fischer
Gary L. Fischer
Chief Financial Officer and Corporate Secretary

Date: June 30, 2015